Exhibit 99.1

For more information contact:
Bill Slater	Ellen Brook
Chief Financial Officer	Stapleton Communications Inc.
(408) 428-7801	(650) 470-0200
bslater@symmetricom.com	ellen@stapleton.com

SYMMETRICOM REPORTS FISCAL 2ND QUARTER FINANCIAL RESULTS

Completes integration of Datum and TrueTime; Revenues increase 6 percent sequentially

SAN JOSE, Calif. — Jan. 29, 2004 — Symmetricom, Inc. (NASDAQ:SYMM), a leading worldwide supplier of atomic clocks and network synchronization and timing solutions, today reported results for its fiscal second quarter ended December 31, 2003.

Fiscal second quarter net sales were $41.0 million, an increase of $2.5 million, or 6.4 percent, over prior quarter sales of $38.5 million.

The net loss for the fiscal second quarter was $3.8 million, or $(0.09) per share. The loss includes a restructuring charge of $6.8 million, which equates to $(0.10) per share after tax, primarily related to the closure and consolidation of the Irvine manufacturing plant. The net loss for the prior quarter was $2.3 million, or $(0.05) per share, including a restructuring charge of $770,000, which equated to $(0.01) per share after tax.

“I am pleased with Symmetricom’s performance this quarter, especially with regard to revenue, gross margin and operating expenses,” said Thomas Steipp, chief executive officer of Symmetricom. “We completed the closure of the Irvine facility, marking the completion of the integration of Datum and TrueTime into Symmetricom. We also had a significant increase in China-related revenue, which reached six percent of total revenue, and the addition of two new broadband customers for a total of $1.7 million in orders to be shipped over the next four quarters.”

Outlook for Q3 FY04

Symmetricom expects fiscal third quarter FY04 revenue to be within a range of $40 million and $45 million and fiscal third quarter earnings to be in the range of $0.02 to $0.05 per share.

INVESTOR CONFERENCE CALL

As previously announced, management will hold a conference call to discuss these results today, January 29, 2004 at 1:30 p.m. Pacific Time. Those wishing to join should dial 773-756-4625, passcode “Symmetricom”. Please reference the conference leader: Thomas Steipp. A live webcast of the conference call will also be available via the company’s website at www.symmetricom.com or www.vcall.com. A replay of the call will be available for one week. To access the replay, please dial 888-562-6119.

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About Symmetricom

Symmetricom, Inc. is a leading worldwide supplier of atomic clocks and network synchronization and timing solutions. The company designs, manufactures, markets and provides services for wireline and wireless synchronization; space, defense and aerospace systems; network time servers; as well as G.shdsl-based broadband network equipment for the telecom, government and enterprise markets. Symmetricom is based in San Jose, California. For more information visit http://www.symmetricom.com.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning estimates of future revenue and earnings. Symmetricom’s actual results could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include: reduced rates of demand for telecommunication products and test and measurement products, timing of orders, cancellation or delay of customer orders, difficulties in manufacturing products to specification, customer acceptance of new products, customer delays in qualification and field trials of key new products, geopolitical risks such as terrorist acts and the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including but not limited to, the report on Form 10-K for the year ended June 30, 2003 and the report on Form 10-Q for the quarter ended September 30, 2003.

Note: Financial schedules attached

SYMMETRICOM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Six months ended December 31,
	2003	2002	2003	2002
Net sales	$40,953	$39,967	$79,431	$58,250
Cost of sales	24,174	23,727	47,407	35,606
Amortization of purchased technology	975	861	1,962	1,119
Write-off of Telmax royalty	—	567	—	567
Integration and restructuring charges	5,199	43	5,641	43

Gross Profit	10,605	14,769	24,421	20,915
Operating Expenses:
Research and development	4,043	5,561	8,802	8,754
Selling, general and administrative	10,670	12,025	22,147	19,075
Amortization of intangibles	208	659	401	724
Integration and restructuring charges	1,562	884	1,890	1,008
Impairment of goodwill	—	15,335	—	15,335
Acquired In-process research and development	—	1,561	—	1,561

Operating loss	(5,878)	(21,256)	(8,819)	(25,542)
Loss on investments	—	(252)	—	(450)
Interest income	91	169	165	358
Interest expense	(154)	(147)	(305)	(296)

Loss before income taxes	(5,941)	(21,486)	(8,959)	(25,930)
Income tax benefit	(2,074)	(2,122)	(2,836)	(3,469)

Net loss from continuing operations	(3,867)	(19,364)	(6,123)	(22,461)
Gain (Loss) from discontinued operations, net of tax	18	(490)	(16)	(490)

Net loss	$(3,849)	$(19,854)	$(6,139)	$(22,951)

Loss per share - basic and diluted:
Loss from continuing operations	$(0.09)	$(0.54)	$(0.14)	$(0.77)
Loss from discontinued operations	—	(0.01)	—	(0.02)

Net loss	$(0.09)	$(0.55)	$(0.14)	$(0.79)

Weighted average shares outstanding - basic and diluted	43,416	36,213	42,965	29,133

SYMMETRICOM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2003	June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$15,160	$32,284
Restricted cash	3,000	3,396
Short-term investments	10,760	735
Accounts receivable, net	24,756	23,776
Inventories, net	29,845	29,070
Prepaids and other current assets	15,774	13,853

Total current assets	99,295	103,114
Property, plant and equipment, net	29,626	31,222
Goodwill, net	49,248	50,200
Other intangible assets, net	16,894	19,128
Deferred taxes and other assets	33,798	29,726
Note receivable from employee	500	500

Total assets	$229,361	$233,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,237	$12,246
Accrued compensation	8,870	12,191
Accrued warranty	4,141	4,021
Other accrued liabilities	10,618	10,528
Current maturities of long-term obligations	1,068	996

Total current liabilities	35,934	39,982
Long-term obligations	10,064	10,057
Deferred income taxes	411	419

Total liabilities	46,409	50,458

Stockholders’ equity:
Common stock	164,460	159,194
Stockholder note receivable	(555)	(555)
Accumulated other comprehensive income (loss)	102	(178)
Deferred compensation	(1,020)	(1,133)
Retained earnings	19,965	26,104

Total stockholders’ equity	182,952	183,432

Total liabilities and stockholders’ equity	$229,361	$233,890